Exhibit 10.1
Execution Version
JUNE 15, 2009
LICENSE AGREEMENT
     This License Agreement (“Agreement”) is made this 15th day of June, 2009 (“Effective Date”), between Echo Therapeutics, Inc., a corporation existing under the laws of the State of Delaware, having its principal place of business at 10 Forge Parkway, Franklin, Massachusetts 02038 (“Licensor”), and HANDOK Pharmaceuticals Co., Ltd., a corporation existing under the laws of South Korea, having its principal place of business at 735 Yeoksam-dong, Gangnam-gu, Seoul 135-755, Korea (“Licensee”).
RECITALS
     A. Licensor is engaged in the business of research, development, production and commercialization of transdermal medical devices and pharmaceuticals, with an emphasis on (i) transdermal continuous glucose monitoring systems for use in clinical settings and by people with diabetes and (ii) transdermal drug delivery technologies;
     B. Licensor has developed and is commercializing the Product (defined below);
     C. Licensor has developed Know-How (defined below) relating to the Product; and
     D. Subject to the terms and conditions of this Agreement, Licensee desires to obtain from Licensor an exclusive license under the Patents (defined below) and the Know-How in order to develop, have developed, use, market, have marketed, sell and have sold, and import the Product (defined below) within the scope of the Field (defined below) in the Territory (defined below);
     NOW, THEREFORE, in consideration of the mutual promises herein contained, it is agreed as follows:
     1. Definitions.
“Affiliate” means any company, corporation, firm, partnership or other entity that controls, is controlled by or is under common control with the party in question.
“Clearance” means any approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any national or local regulatory agency, department, bureau or other governmental entity necessary for the marketing and sale of the Product in the Territory.
“COGS” means the sum of the Transfer Price and In-bounding Costs attributable to the Consumable Components.
“Commercial Sale” means a commercial sale of the Product to a non-affiliated third-party within the scope of the Field in the Territory.

“Confidential Information” means, with respect to a party, all information of any kind whatsoever, and all tangible and intangible embodiments thereof of any kind whatsoever, which is disclosed by such party to the other party and is marked, identified or otherwise indicated to be confidential at the time of disclosure to the other party. Notwithstanding the foregoing, Confidential Information of a party shall not include information which the other party can establish by written documentation (a) to have been publicly known prior to disclosure of such information by the disclosing party to the other party, (b) to have become publicly known, without fault on the part of the other party, subsequent to disclosure of such information by the disclosing party to the other party, (c) to have been received by the other party at any time from a source, other than the disclosing party, rightfully having possession of and the right to disclose such information, (d) to have been otherwise known by the other party prior to disclosure of such information by the disclosing party to the other party, or (e) to have been independently developed by employees or agents of the other party without access to or use of such information disclosed by the disclosing party to the other party.
“Consumable Components” means, collectively, the consumable parts of the Product including, but not limited to, the transdermal glucose sensor, Benzalkonium Chloride for skin preparation, and the reference electrode ring and abrasive tip of the Prelude™ SkinPrep System.
“Field” means continuous glucose monitoring for use by medical facilities and/or individual consumers as approved by the South Korea Food and Drug Administration.
“Gross Margin” means (Selling Price less Licensee’s COGS) divided by Selling Price, all as related to Consumable Components.
“In-bounding Costs” means out of pocket costs actually incurred by Licensee to import the Product, including custom taxes and clearance expenses, but specifically excluding any costs included in the Transfer Price of the Product.
“Know-How” means trade secret and other know-how rights in all information and data that is not generally known (including, but not limited to, information and data regarding formulae, procedures, protocols, techniques and results of experimentation and testing), which is necessary or useful to use, develop, sell, or seek Clearance for the Product for use in the Field.
“Joint Inventions” means inventions, discoveries, know-how, trade secrets, and other information, that are made jointly by the parties in the course of the performance of this Agreement.
“Joint Patents” means any and all patents claiming Joint Inventions.
“Net Margin” means (Selling Price less Licensee’s COGS less royalties paid by Licensee hereunder) divided by Selling Price, all as related to Consumable Components.

“Net Sales” means the gross amounts or cash equivalents invoiced by Licensee or its Affiliates, subsidiaries, Sublicensees or assigns during the term of this Agreement less amounts directly attributable to: (i) credits or allowances actually granted upon claims, rejections or returns of such sales of Product; (ii) customary trade, quantity and cash discounts actually given; (iii) separately itemized freight and insurance charges actually incurred by Licensee for delivery of such Product; and (iv) excise taxes (but not income taxes on sales) and duties actually paid by Licensee.
“Non-consumable Components” means the reusable components of the Product which are necessary for the sales of the Product, such as the Prelude™ SkinPrep device and the wireless monitor.
“Patents” means the patents and patent applications identified on attached Schedule A, including (i) all patent applications which are renewals, divisions, continuations, continuations-in-part, substitutions, or additions of the patents listed on Schedule A, (ii) all foreign counterparts of the patents listed on Schedule A, and (iii) all patents, including reissues, re-examinations and extensions which may issue on any of the preceding.
“Product” means Licensor’s proprietary technology known as the Symphony™ tCGM System, including any next-generation products that are substantially based upon or incorporate improvements to the Symphony™ tCGM System. s
“Qualifying Third Party” means a corporate partner or a licensee that receives commercialization rights to the Product for use in the Field in the Territory under a sublicense.
“Recipient” means the party receiving Confidential Information.
“Reimbursement Price” means the reimbursement price set by the South Korean government for each of Licensee’s customer hospitals, such price being equal to the sum of the Selling Price and the hospital margin.
“Selling Price” means the price at which Licensee supplies the Product to hospitals and non-hospital consumers.
“Sole Inventions” means inventions, discoveries, know-how, trade secrets, and other information made or developed solely by Licensor or Licensee and/or its consultants in the course of the performance of this Agreement.
“Sublicense Consideration” means payments made by a Sublicensee to Licensee or its Affiliates in consideration for a sublicense agreement to use the Patents, such as up-front license fees, maintenance fees, milestone fees, and minimum unearned royalties; but excluding all earned running royalties.
“Sublicensee” means any party, other than an Affiliate, that enters into an agreement or arrangement with Licensee or receives a license grant from Licensee under the Patents

“Sublicensee Breach” means a breach by a Sublicensee of the payment obligations affecting Licensor or any other material terms and conditions of a sublicense that would constitute a breach of the terms and conditions of this Agreement if such acts were performed by Licensee.
“Territory” means South Korea.
“Trademarks” means the trademarks set forth on the attached Schedule B.
“Transfer Price” means [**]
     2. Grant of License; Sublicenses.
     2.1 License. Subject to the terms and conditions of this Agreement, Licensor grants to Licensee the exclusive right and license under the Patents and the Know-How to develop, have developed, use, market, have marketed, sell and have sold, and import the Product within the scope of the Field in the Territory.
     2.2 Trademarks. Licensee may use the Trademarks solely as necessary to use, offer for sale, sell, lease and/or import the Product in accordance with the terms and conditions of this Agreement. Licensee acknowledges that all use of the Trademarks pursuant to this Agreement must be in accordance with Licensor’s policies and must meet Licensor’s quality standards. Licensee understands and agrees that its use of the Trademarks does not create any right, title or interest in or to the use of the Trademarks and that all such use and goodwill associated with the Trademarks will inure to the benefit of Licensor. Except as expressly permitted by Licensor in writing, Licensee shall not adopt nor attempt to register any trademark, trade name or service mark which is confusingly similar to the Trademarks.
     2.3 Sublicenses. Licensee shall have the unconditional right to sublicense any right granted to Licensee under this Agreement, subject to the following conditions:
     2.3.1 In each such sublicense, the Sublicensee will be permitted to grant further sublicenses, and so forth for further sub-tier sublicenses, but only on the condition that any such sublicense will be subject to the terms and conditions of the license granted to Licensee under this Agreement, including payments to Licensor of royalties and other fees set forth in Section 6 based upon consideration paid by any further Sublicensee for any such further sublicense.
     2.3.2 Licensee will forward to Licensor, within thirty (30) days following its execution, a fully executed, complete and accurate copy of each sublicense granted under this Agreement. Licensor’s receipt of such sublicense will not constitute a waiver of any of Licensor’s rights or Licensee’s obligations

**	Echo Therapeutics, Inc. has requested confidential treatment of this competitive and financial information, the disclosure of which could result in competitive harm.

under this Agreement. Each such sublicense agreement shall be treated as the Confidential Information of Licensee.
     2.3.3 Each sublicense will contain a right of termination by Licensee in the event of a Sublicensee Breach. In the event of a Sublicensee Breach, and if after a reasonable opportunity to cure as provided in any such Sublicensee’s sublicense, such Sublicensee fails to cure such Sublicensee Breach, then Licensee will terminate the sublicense unless Licensor agrees in writing that such sublicense need not be terminated. Such Sublicensee Breach and termination of a Sublicensee’s sublicense will not affect the term of Licensee’s license hereunder or the sublicense of any non-breaching Sublicensee.
     2.3.4 Upon termination of this Agreement for any reason, all sublicenses will be assigned to Licensor, and Licensor will have no greater duties or lesser rights under such sublicenses than Licensor has under the Agreement.
Licensee shall have the sole discretion to determine the financial and other terms on which any sublicenses shall be granted under this Agreement; however, no such sublicense agreement shall alter any obligation owed by Licensee to Licensor under this Agreement.
     2.4 Disclosure of Know-How. Licensor shall disclose to Licensee all Know-How requested by Licensee from time to time as needed to permit Licensee to develop, have developed, use, market, have marketed, sell and have sold, and import the Product within the scope of the Field in the Territory. In addition, Licensor shall make available to Licensee during the term of this Agreement, at Licensor’s expense, upon reasonable notice and during normal business hours, the reasonable assistance of Licensor’s employees who are knowledgeable about the Know-How in order to facilitate Licensee’s efforts to develop and commercialize the Product.
     2.5 First Commercial Sale. Licensee shall notify Licensor of the occurrence of the first Commercial Sale of a Product no later than ten (10) days after such sale.
3. License Fees, Sublicense Consideration, Milestone Payments and Payment of Royalties.
     3.1 Licensee shall pay to Licensor the following amounts: (i) a net license fee of Five Hundred Thousand Dollars (US$500,000) after withholding taxes and fees imposed by any and all South Korean governmental authorities, which shall be due on the Effective Date, (ii) a gross milestone payment of [**] less withholding taxes and fees imposed by any and all South Korean governmental authorities within fifteen (15) days of the United States Food and Drug Administration’s written grant of approval of the

**	Echo Therapeutics, Inc. has requested confidential treatment of this competitive and financial information, the disclosure of which could result in competitive harm.

Product for use in the United States; (iii) a gross milestone payment of [**] less withholding taxes and fees imposed by any and all South Korean governmental authorities within fifteen (15) days after the first Commercial Sale of the Product within the scope of the Field in the Territory; and (iv) a gross milestone payment of [**] less withholding taxes and fees imposed by any and all South Korean governmental authorities within thirty (30) days after [**].
     3.2 Royalty payments due to Licensor shall be equal to [**] of Net Sales of the Product within the scope of the Field in the Territory. Royalties shall be paid quarterly within thirty (30) days after the end of each quarter to which such payments applies. For the avoidance of doubt, all royalty payments shall be subject to deductions (e.g., import tax) required to be made by Licensee pursuant to applicable laws or governmental regulations. Notwithstanding the foregoing, where a Licensor patent application has received a Final Patent Refusal, all such royalty payments from sales in South Korea shall be reduced by one-half (the “50% Royalty”); provided, however, if a Product has market exclusivity or similar commercial protection granted by a regulatory authority in South Korea, then the 50% Royalty shall not be applicable until the market exclusivity period has expired. A “Final Patent Refusal” means a final, non-appealable denial or refusal (not subject to re-examination) to issue a patent in South Korea by the Korean Intellectual Property Office.
     3.3 Licensee shall pay to Licensor [**] of all Sublicense Consideration.
     3.4 Licensee shall keep accurate records of all sales of the Product, shall render written statements thereof to Licensor within thirty (30) days after the end of each calendar quarter during the term of this Agreement, and shall pay to Licensor with each such statement the amount of all royalties earned during the corresponding calendar quarter. The written statements will provide details of Net Sales by Consumable Components, by Non-consumable Components and by package, including reasonable detail as to the computation of the Net Sales during such quarter. The written statements shall be mailed (via certified mail, return receipt requested) to Licensor at the addresses indicated above. Licensee shall impose the same reporting requirements upon its Sublicensees, except that the information shall be determined within twenty (20) days from the end of each calendar quarter so that Licensee may pay the royalties earned on sales by Sublicensees simultaneously with Licensee’s royalties. Payment of royalties and license fees shall be made by checks, in U.S. Dollars, payable to Licensor at the address provided to Licensee, or in such other manner as the parties may agree in writing.
     3.5 Upon expiration of all of the Patents, Licensee shall continue to have all rights under this Agreement, but shall not have the obligation to pay Licensor a royalty on sales of the Product made after the date of expiration.
     3.6 Once per calendar year during the term of this Agreement, Licensor shall have the right to have Licensee’s books and records audited by an accountant of

**	Echo Therapeutics, Inc. has requested confidential treatment of this competitive and financial information, the disclosure of which could result in competitive harm.

Licensor’s choosing to ascertain the accuracy of Licensee’s reports. Such audits shall be scheduled within thirty (30) days following delivery of notice by Licensor to Licensee and shall be performed during Licensee’s normal business hours and shall be conducted in a manner that does not interfere unreasonably with Licensee’s business. In the event that any audit determines that the reported Net Sales was less than ninety-five percent (95%) of actual Net Sales for the period in question, Licensee agrees to pay the additional royalties, plus a late fee equal to 1% per month of the amount of all royalty payments that were not accurately and timely made, and the actual cost of such audit. If any audit determines that the reported Net Sales was not less than ninety-five percent (95%) of actual Net Sales for the period in question, Licensee agrees to pay the additional royalties (if any), plus a late fee equal to 1% per month of the amount of all royalty payments that were not accurately and timely made (if any); however, the actual cost of such audit shall be paid by Licensor.
4. Product Development and Regulatory Approval; Commercialization.
     4.1 Licensee shall be responsible for all Product development fees and costs, and for all regulatory filings in the Territory. Licensor shall provide all documentation necessary to facilitate Licensee obtaining Clearance for the Product within the scope of the Field in the Territory. Licensee shall obtain all required authorizations from all governmental bodies and regulatory agencies relating to Licensee’s marketing, sale and distribution of the Product within the scope of the Field in the Territory. Licensee and Licensee’s Sublicensees shall be solely responsible for obtaining and securing all such required authorizations, and Licensee shall have the final decision-making authority with respect to all aspects of the required authorizations of the Product.
     4.2 Licensee shall be responsible for commercializing the Product within the scope of the Field in the Territory. Decisions regarding matters such as advertising and promotion shall be the sole responsibility of Licensee, provided however that Licensee’s commercialization activities shall be consistent and in compliance with governmental authorizations for the Product and with the terms of this Agreement.
     4.3 Licensee shall set prices for the Product in the Territory and shall obtain all governmental approvals as may be required. Licensee shall also be responsible for distribution of the Product within the scope of the Field in the Territory.
     4.4 Licensee will prepare or have prepared all promotional materials which will be used within the Territory. Licensor shall fully cooperate with Licensee in preparing such promotional materials. Any placement, use or distribution of promotional materials which contains any Trademark shall be subject to Licensor’s prior written approval, which approval shall not be unreasonably withheld or delayed. Licensee shall submit to Licensor for approval drafts of all promotional materials, prior to use. Licensor shall promptly evaluate promotional materials submitted to it by Licensee and shall use reasonable efforts to approve or disapprove such Promotional Materials in writing within ten (10) business days after receipt. Any submission which is not revised or disapproved in writing by Licensor within a fifteen (15) business day period shall be deemed approved. Printing of promotional materials in advance of receiving Licensor’s written approval is done at Licensee’s own risk. The costs and expenses for preparing such promotional materials shall be borne by Licensee. Licensee shall have no such obligation with respect to any of Licensee’s Mark(s). Licensee shall provide to Licensor two (2) samples of all printed promotional materials.
     5. Term and Termination.
     5.1 This Agreement and the rights and licenses granted hereunder shall commence on the Effective Date and, unless earlier terminated pursuant to this Agreement, shall extend until the later of (i) the tenth anniversary of the first Commercial Sale of a Product within the scope of the Field in the Territory or (ii) expiration of the last to expire of the Patents in the Territory. Notwithstanding the foregoing, upon the expiration of the term, Licensee shall have a paid-up license and shall continue to have all rights under this Agreement, but shall have no obligation to pay Licensor any further royalties on sales of the Product.
     5.2 Upon any material breach or default under this Agreement, the non-breaching party may terminate this Agreement by providing thirty (30) days’ written notice to the breaching party. Said termination shall become effective at the end of such thirty (30) day period unless, during such period, the breaching party cures such defect or default.
     5.3 Any party may immediately terminate this Agreement if a party is adjudicated a bankrupt or becomes insolvent, or enters into a composition with creditors, or if a receiver is appointed for it.
     5.4 This Agreement shall terminate immediately upon termination of the Product Supply Agreement entered into between the Parties as of June 15, 2009.
     5.5 Upon termination of this Agreement for any reason other than by the material breach by Licensor, (a) Licensee shall fully account for, and pay to, Licensor any royalties accrued hereunder prior to the termination or expiration hereof within sixty (60) days of such termination; and (b) Licensee shall immediately transfer to Licensor (i) copies of all information, reports, submissions and data relating to the Product and generated during the term of this Agreement, and (ii) all rights which Licensee may have gained under this Agreement. Upon termination of this Agreement for any reason, (a) all rights and licenses granted to Licensee pursuant to this Agreement shall immediately terminate and (b) nothing herein shall be construed to release either party of any obligation which accrued prior to the effective date of such termination.
     5.6 Notwithstanding Section 5.5, upon termination of this Agreement for any reason, Licensee and its Sublicensees, Affiliates, distributors, agents and wholesalers shall, without restriction, and in their sole discretion, have the right to market and sell Products remaining in their inventory for a total of one hundred eighty (180) days after receipt of notice of termination. Any and all royalty payments due Licensor shall be made pursuant to Section 3. At the end of this period, Licensor at its discretion may (i) purchase any remaining Products yet sold from Licensee at the purchase price, or (ii) let Licensee freely dispose of the Products at its absolute discretion, provided that Licensor shall have no obligations to Licensee pursuant to Sections 9 and 10 for any Products sold by Licensee after the termination of the Agreement and Licensee’s obligations to Licensor under Section 10 of the Agreement shall survive so long as Licensee continues to sell Products under this Section 5.6.
     6. The Patents and Inventions.
     6.1 Title to Patents; Patent Expenses. Subject to the terms and conditions of this Agreement, all right, title and interest, in and to the Patents vests solely in Licensor. Licensor shall have the obligation to file, prosecute and maintain all Patents in the Territory at its sole expense during the term of this Agreement. Licensor shall pay all expenses in connection with its filing, prosecution and maintenance of the Patents in the Territory.
     6.2 Sole Inventions. Subject only to the rights expressly granted to the other party hereunder, each party retains its entire right, title and interest in and to any Sole Inventions, and shall have the right, but not the obligation, at its own expense, to file, prosecute and maintain any patents claiming its Sole Inventions in all countries of the world.
     6.3 Joint Inventions. Licensor shall own any and all Joint Inventions, provided, however, that Licensee shall be granted an exclusive license in the Territory to any and all Joint Inventions which are commercialized by Licensee and are based on the Patents and/or the Product. Licensor shall be responsible for filing, prosecuting and maintaining any and all Joint Patents. All costs and expenses of filing, prosecuting, maintaining, defending and enforcing such Joint Patents will be borne equally by both Licensor and Licensee. Licensor shall seek the comments of Licensee and shall keep Licensee informed of the progress of such prosecution by providing quarterly status reports and copies of all correspondence between their patent counsel and the patent offices of the countries where such applications were filed. Licensee shall reasonably assist Licensor in the prosecution of Joint Patents, including, without limitation, by executing any necessary powers of attorney. Each party shall provide the other party with quarterly written updates on its commercialization efforts under any Joint Patents. Each party shall notify the other party of any infringement of a Joint Patent known to such party and, if it takes action to enforce a Joint Patent, it shall provide the other party with quarterly updates on the status of its enforcement efforts.
     6.4 No Abandonment. Licensor shall not, during the term of this Agreement, abandon the Patents in any country in the Territory without first consulting with Licensee and obtaining Licensee’s prior written consent for such abandonment, unless abandonment is in favor of a subsequent patent application claiming the subject matter of the proposed abandoned application and the patentability of the subject matter is not negatively affected.

     6.5 Patent Filing. Licensor shall take all actions and make all filings necessary to designate South Korea in the national phase of Patent Cooperation Treaty application numbers PCT/US 061623 and PCT/US 056032 no later than October 31, 2009.
     7. Patent Enforcement.
     7.1 Infringement of Patents by Third Party. Licensor, at its own expense, shall have the first option to police the Patents for use in the Field in the Territory against infringement by other parties within the Territory, but Licensor shall, when practicable, notify Licensee in writing twenty (20) days before filing any suit. This right to police includes the right to institute and prosecute an action or proceeding to abate such infringement and to resolve such matter by settlement or otherwise at Licensor’s expense and through counsel of its selection. Licensor has full authority to settle on such terms as Licensor determines, except that Licensor shall not reach any settlement whereby it provides a license for future activities to a third party under the Patents for use in the Field in the Territory without the consent of Licensee, which consent Licensee shall not unreasonably withhold. Licensee shall provide reasonable assistance to Licensor with respect to such actions, but only if Licensor reimburses Licensee for out-of-pocket expenses incurred in connection with any such assistance rendered at Licensor’s request or reasonably required by Licensee. Licensee retains the right to participate, with counsel of its own choosing and at its own expense, in any action under this Section 7.1.
     If Licensor exercises its option to police the Patents pursuant to this Section 7.1, Licensor shall retain one hundred percent (100%) of any recovery or settlement received after reimbursement of Licensee’s out-of-pocket expenses incurred under this Section 7.1.
     If Licensor does not exercise its option to police the Patents under this Section 7.1, Licensee shall have the option, but not the obligation, to so police the Patents for use in the Field within the Territory. During the course of any such litigation, Licensee may withhold from payments due to Licensor under this Agreement an amount equal to Licensee’s out-of-pocket litigation expenses, including reasonable attorneys’ fees; provided, however, that such withholding shall not be in excess of fifty percent (50%) of the amounts due to Licensor under this Agreement. If Licensee recovers damages in the litigation, the award shall be applied first to satisfy Licensee’s unreimbursed expenses and legal fees for the litigation, and then to reimburse Licensor for any payments under this Agreement which are past due or were withheld pursuant to this Section 7.1. The remaining balance, if any, shall be imputed to Licensee.
     Notwithstanding the foregoing, Licensor and Licensee each has the right to institute and prosecute a separate additional action or proceeding against a third party if Licensor or Licensee determines that it has suffered damages as a result of the alleged infringement.

     7.2 Infringement of Third Party Rights. If Licensor or its Affiliates, or Licensee, its Affiliates or Sublicensees are sued or threatened with suit by a third party alleging infringement of patents or other intellectual property rights that are alleged to cover the manufacture, use, sale, importation, exportation or distribution of the Product, the sued or threatened party shall promptly notify the other in writing and provide a copy of the lawsuit or claim. Licensor and Licensee shall each be permitted at all times to defend itself, through counsel of its own choice.
     The terms of this Section 7.2 shall not apply to or affect Licensor’s or Licensee’s indemnity obligations under Section 10.
     7.3 Notification. In the event any party learns of facts that might reasonably result in a lawsuit involving the Patents, the Trademarks, the Product and/or this Agreement, or in the event any party is sued for matters involving the Patents, the Trademarks, the Product and/or this Agreement, such party shall promptly notify to the other party.
     8. Information; Confidentiality.
     8.1 Licensor shall, upon request and to the best of its ability, furnish to Licensee and/or its nominees, copies of all information and documents in Licensor’s possession which are reasonably necessary to commercialize the Product within the scope of the Field in the Territory.
     8.2 During the term of this Agreement, and for a period of seven (7) years following the expiration or earlier termination hereof, each party shall maintain in confidence all Confidential Information disclosed by the other party, and shall not use, disclose or grant the use of the Confidential Information, except on a need-to-know basis to those Affiliates, directors, officers, employees, consultants, clinical investigators, contractors, Sublicensees, distributors, permitted assignees, partners, investors, or advisors, to the extent such disclosure is reasonably necessary in connection with such party’s activities as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party shall obtain agreement of any such person or entity to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.
     8.3 Except as otherwise provided in Section 8.2 above, neither party shall disclose any terms or conditions of this Agreement to any third party without the prior consent of the other party.
     8.4 The confidentiality obligations contained in this Section 8 shall not apply to the extent that the Recipient is required (a) to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, provided that the Recipient shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof, or (b) to disclose information to any regulatory authority for purposes of obtaining a Clearance for the Product.
     9. Representations and Warranties.
Licensor represents and warrants to Licensee that:
     9.1 Licensor is the exclusive owner or licensee of all rights to the Patents, the Trademarks and the Know-How, has the right to grant this exclusive license to Licensee, and has not granted to any other person, firm or corporation any right, license, shop right, or privilege to the Patents, the Trademarks or the Know-How within the scope of the Field in the Territory.
     9.2 Other than the Patents, Licensor has not (i) filed, or caused to be filed, any pending patent applications based on or claiming the Product for use in the Field, or (ii) obtained in its name or caused to be obtained in the name of others any letters patent based on or claiming the Product for use in the Field.
     9.3 By execution of this Agreement, Licensor does not violate any other agreements, rights or obligations existing between Licensor and any other person, firm, corporation or other entity.
     9.4 To Licensor’s knowledge, there are no existing or threatened actions, suits or claims pending against Licensor with respect to Licensor’s right to enter into and perform its obligations under this Agreement.
     9.5 Licensor is not aware of any third party intellectual property rights that are infringed by the Patents, the Trademarks or the Product.
     9.6 Licensor has not granted any rights that currently exist under the Patents, the Trademarks and/or the Know-How within the scope of the Field in the Territory other than the rights granted in this Agreement.
     9.7 This Agreement is a legal and valid obligation binding upon Licensor and enforceable in accordance with its terms.
Licensee represents and warranties to Licensor that Licensee shall use commercially reasonable and diligent efforts to commercialize the Product in the Territory. Without limiting the generality of the foregoing, Licensee shall use commercially reasonable and diligent efforts to (i) obtain necessary Clearances for the Product in the Territory, and (ii) market and sell the Product to meet market needs in the Territory.
     10. Indemnity.
     10.1 By Licensee. Licensee shall defend, indemnify and hold Licensor (and its directors, officers, medical and professional staff, employees and agents) and their respective successors, heirs and assigns harmless from and against all costs, liabilities, damages, expenses, and losses (including reasonable attorney fees and costs) incurred through claims, suits, actions, demands, or judgments of third parties against Licensor based on, or arising out of, (a) Licensee’s breach of any representation, warranty, covenant or obligation in this Agreement, (b) the development, use, sale and/or import of the Product by Licensee, or (c) the exercise of the licenses granted under this Agreement.
     10.2 By Licensor. Licensor shall defend, indemnify and hold Licensee and its directors, officers, medical and professional staff, employees and agents and their respective successors, heirs and assigns harmless against all costs, liabilities, damages, expenses, and losses (including reasonable attorney fees and costs) incurred through claims, suits, actions, demands, or judgments of third parties against Licensee based on, or arising out of, Licensor’s breach of any representation, warranty, covenant or obligation in this Agreement.
     10.3 Nothing herein is intended to relieve any party from liability for its own act, omission or negligence. No party shall have any liability to another party for consequential damages of the other party. Notwithstanding the above, the indemnity obligations provided here extend to the parties only and no right shall be established or inferred to benefit any third person.
     11. Insurance.
     11.1 Licensee Insurance. Licensee shall, throughout the term of this Agreement, obtain and maintain at its own cost and expense from a qualified insurance company licensed to do business in the Territory standard comprehensive general liability insurance in such amounts as is customary in the industry. Within thirty (30) days of receiving a written request from Licensor, Licensee agrees to furnish Licensor with a certificate of insurance evidencing such coverage, and in no event shall Licensee distribute or sell the Product prior to obtaining such insurance.
     11.2 Licensor Insurance. Licensor shall, throughout the term of this Agreement, obtain and maintain at its own cost and expense from a qualified insurance company licensed to do business in the Territory standard comprehensive general liability insurance, including product liability insurance. Within thirty (30) days of receiving written request, Licensor agrees to furnish Licensee with a certificate of insurance evidencing such coverage. Notwithstanding the foregoing, Licensor’s obligation to maintain such insurance shall extend for five (5) years beyond the date that Licensor entirely ceases distributing and selling the Product. Licensor shall provide notice to Licensee if and when Licensor intends on terminating any such insurance policy.
     12. Taxes. Each party shall be responsible for any taxes assessed against it. In case of withholding or other taxes that either party or its Affiliates are required by applicable laws to withhold or pay on behalf of the other party, with respect to any payments to it hereunder, such withholding taxes shall be deducted from such payments and paid contemporaneously with the remittance to the other party; provided, however, that the withholding party shall furnish the other party with proper evidence of the taxes so paid. Each party shall furnish the other party with appropriate documents to secure application of the most favorable rate of withholding tax under applicable laws.
     13. Notices. Any notice required by this Agreement must be in writing and sent to an executive officer at the appropriate party’s address first written above (or to another address designated by the party to receive such notice) by registered mail or by an internationally-recognized courier service, in either case with a signature proof of receipt.
     14. Assignment. The parties shall not have the right to assign this Agreement, or any rights or obligations granted hereunder without the prior written consent of the other party (such consent not to be unreasonably withheld); provided, however, that Licensee and Licensor may assign any of their respective rights and/or delegate any of its duties to their respective Affiliates as long as the assigning party remains liable for all its obligations under this Agreement. Notwithstanding the foregoing, (a) in the event of Licensee’s merger, acquisition or consolidation with another company, Licensee may transfer its rights and delegate its duties under this Agreement provided that such person or firm shall first have agreed with Licensor in writing to perform Licensee’s obligations and duties hereunder and (b) in the event of Licensor’s merger, acquisition or consolidation with another company, Licensor shall transfer its rights and delegate its duties under this Agreement, provided, however, that such person or firm shall first have agreed with Licensee in writing to perform Licensor’s obligations and duties hereunder under the same terms and conditions in this Agreement..
     15. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, representatives, successors and permitted assigns, but nothing contained in this paragraph shall be deemed to grant a right to make assignments other than as is above provided.
     16. Governing Law; Jurisdiction. Any and all disputes, controversies, differences or claims arising from or related to this Agreement, or the interpretation, making, performance, breach or termination thereof or transactions conducted pursuant to the rights and duties granted by this Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding Delaware’s conflict of laws principles. Neither party shall commence any litigation against the other arising out of this Agreement except in a court located in the State of Delaware. Each party consents to jurisdiction over it by and exclusive venue in such a court.
     17. Complete Agreement. This Agreement, including its attached exhibits, contains the entire agreement between the parties regarding its subject matter, and supersedes all previous agreements and negotiations.
     18. Amendment. None of the terms of this Agreement shall be amended or modified except in a writing signed by both parties.
     19. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall be deemed an original hereof.

     20. Waiver. No failure of a party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event the continuance or repetition of the circumstances giving rise to such right.
     21. Cumulative Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any right and remedies otherwise available at law or in equity.
     22. Headings. Article and section headings in this Agreement are included for convenience of reference only, and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.
     23. Independent Contractor Relationship. Licensor and Licensee shall act solely as independent contractors and nothing in this Agreement shall be construed to create a partnership or joint venture, principal/agent, employer/employee or other fiduciary relationship. No party has the power or authority to act for, bind or commit any other party in any way. No party is authorized to make any statement, claims, representation or warranties, or to act on behalf of another party, except as specifically authorized in writing by the other.
     24. Survival of Sections. Sections 3, 5.4, 5.5, 6, 7, 8.2 — 8.4, 9.1 — 9.6, 10, 13, 14, 15, 16, 17, 18, 21, 23 and 24 shall survive termination or expiration (as the case may be) of this Agreement and shall remain in full force and effect. The provisions of this Agreement which do not survive termination or expiration hereof (as the case may be) shall nonetheless be controlling on, and shall be used in construing and interpreting the rights and obligations of the parties hereto with regard to any dispute, controversy or claim which may arise under, out of, in connection with, or relating to this Agreement.
     25. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other agreement or instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such agreement or instrument and such invalid or unenforceable provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.
     26. Use of Name. Licensor and Licensee shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement except as they may mutually agree and except as required under Federal securities laws or other laws applicable to Licensor and Licensee. Neither party shall use the name of the other party in any advertising, promotional or sales literature, or in any other form of publicity without prior written consent obtained from the other party in each case, which consent shall not be unreasonably withheld.
     27. Third Party Beneficiaries. This Agreement confers no benefits, rights, or remedies on any individual, entity, or other person who is not a party to this Agreement.

     IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the Effective Date.

ECHO THERAPEUTICS, INC.
/s/ Patrick T. Mooney
By:	Patrick T. Mooney
Its:	Chairman and Chief Executive Officer

HANDOK PHARMACEUTICALS CO., LTD.
/s/ Young Jin Kim
By:	Young Jin KIM
Its:	CEO & Chairman

SCHEDULE A
THE PATENTS
“Skin Permeation Device for Analyte Sensing or Transdermal Drug Delivery”

	Publication	Publication
Serial No.	No.	Date	Filing Date	Status
PCT/US2008/61623	WO08/134545	11/06/08	04/25/08	Pending
“Transdermal Analyte Monitoring Systems and Methods for Analyte Detection”

	Publication	Publication
Serial No.	No.	Date	Filing Date	Status
PCT/US2008/56032	WO08/109739	09/12/08	03/06/08	Pending

SCHEDULE B
THE TRADEMARKS

Trademark	Country	Application No.
Prelude	United States	77/732,793
Prelude SkinPrep	United States	77/732,783
Symphony	United States	77/732,775
Symphony tCGM	United States	77/732,756